Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800
Patterson-UTI Energy Announces Agreement to
Settle Derivative Litigation
     SNYDER, Texas — November 9, 2006 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that the parties to all three of the stockholder derivative lawsuits commenced against the Company and certain of its officers and directors have reached an agreement to settle the lawsuits. The lawsuits were filed in response to the Company’s announcement on November 10, 2005 that Jonathan D. Nelson, the former Chief Financial Officer of the Company, had embezzled a large sum of money from the Company.
     The settlement agreement, which contemplates the implementation of certain corporate governance measures, is subject to court approval after notice to the stockholders of the Company and an opportunity for them to be heard by the Court.
About Patterson-UTI
     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.